PROSPECTUS and	PRICING SUPPLEMENT NO. 16
PROSPECTUS SUPPLEMENT, each	Dated 14 January 2008
Dated 14 October 2005	Commission File No.: 333-128071
CUSIP: 24422EQN2	Filed pursuant to Rule 424(b) (3)

U.S. $2,670,850,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES D

due from 9 Months to 30 Years from Date of Issue

Original Issue:	17 January 2008

Maturity Date:	18 January 2011

Principal Amount:	$350,000,000

Interest Rate Basis:	USD-LIBOR-Reuters (Screen LIBOR01 Page)

Index Maturity:	3 Month

Spread:	LIBOR + 70 bps

Initial Interest Determination Date:	15 January 2008

Day Count Convention:	Actual/360

Interest Reset Dates:	Quarterly on the 18th (or next Business Day) of January, April, July, and October beginning 18 April 2008

Interest Determination Dates:	Two London Business Days preceding such Interest Reset Dates

Interest Payment Dates:	Quarterly on the 18th (or next Business Day) of January, April, July, and October commencing on 18 April 2008

Interest Payment Date Convention:	Modified Following, Adjusted

Regular Record Dates:	Close of business on the 15th calendar day (whether or not a Business Day) preceding the related Interest Payment Date

Redemption Provisions:	None

Denominations:	$1,000

Plan of Distribution:	Name	Principal Amount Of Notes

	Banc of America Securities LLC	$122,500,000
	Deutsche Bank Securities Inc.	122,500,000
	BBVA Securities, Inc.	35,000,000
	BNP Paribas Securities Corp.	35,000,000
	RBC Capital Markets Corporation	35,000,000
	Total	$350,000,000

	The above Agents have severally agreed to purchase the respective principal amount of Notes, opposite their names as principal, at a price of 99.725%, for resale at par.

Banc of America Securities LLC Deutsche Bank Securities Inc. BBVA Securities, Inc. BNP Paribas Securities Corp. RBC Capital Markets Corporation

Banc of America Securities LLC and Deutsche Bank Securities Inc. are acting as Joint Book-Running Managers.